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                                  EXHIBIT 11.1
                             ADFLEX SOLUTIONS, INC.

           EXHIBIT (11.1) - COMPUTATION OF NET INCOME (LOSS) PER SHARE
                    (in thousands, except per share amounts)


                                                 Three Months Ended       Nine Months Ended
                                                   September 30,            September 30,
                                                --------------------     --------------------
                                                  1997        1996         1997        1996
                                                --------    --------     --------    --------
Net income (loss)                               $  2,597    $(25,663)    $  5,349    $(25,484)
                                                ========    ========     ========    ========
WEIGHTED AVERAGE SHARES:
   Common shares outstanding                       8,732       8,617        8,693       8,576
   Common equivalent shares representing
      shares issuable upon exercise of stock
      options (1)                                    290          --          170          --
                                                --------    --------     --------    --------
         Total weighted average shares -
            primary                                9,022       8,617        8,863       8,576
                                                ========    ========     ========    ========
         Total weighted average shares -
            fully diluted                          9,022       8,617        8,863       8,576
                                                ========    ========     ========    ========
Primary net income (loss) per common and
   common equivalent share                      $   0.29    $  (2.98)    $   0.60    $  (2.97)
                                                ========    ========     ========    ========
Fully diluted net income(loss) per common
   and common equivalent share                  $   0.29    $  (2.98)    $   0.60    $  (2.97)
                                                ========    ========     ========    ========

----------
(1) Amount calculated using the treasury stock method and fair market values for stock.


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